Exhibit 10.2

Execution Version

TERM LOAN, SECURITY AND GUARANTY AGREEMENT
DATED AS OF JUNE 11, 2015,

AMONG

VENOCO, INC.,

AS THE BORROWER,

THE LOAN PARTY GUARANTORS AND OTHER PERSONS

FROM TIME TO TIME PARTIES HERETO,

AS THE LOAN PARTY GUARANTORS,

THE FINANCIAL INSTITUTIONS AND
OTHER PERSONS FROM TIME TO TIME PARTIES HERETO,
AS THE LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,

AS ADMINISTRATIVE AGENT

AND

DEUTSCHE BANK AG NEW YORK BRANCH,

AS COLLATERAL AGENT

DEUTSCHE BANK SECURITIES INC.,

SOLE LEAD ARRANGER

i

SCHEDULE I	—	Lenders; Commitments; Applicable Lending Office
SCHEDULE II	—	Loan Party Guarantors
SCHEDULE 6.24	—	Security Filings

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B	—	Form of Note
EXHIBIT C	—	Form of Prepayment Notice
EXHIBIT D-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E	—	Form of Joinder Agreement

TERM LOAN, SECURITY AND GUARANTY AGREEMENT

THIS TERM LOAN, SECURITY AND GUARANTY AGREEMENT, dated as of June 11, 2015, is made by and among VENOCO, INC., a Delaware corporation (the “Borrower”), the financial institutions listed on Schedule I and other financial institutions and Persons from time to time parties hereto as lenders, the Loan Party Guarantors (as defined below) from time to time party hereto and DEUTSCHE BANK AG NEW YORK BRANCH, as the administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), and DEUTSCHE BANK AG NEW YORK BRANCH as the collateral agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders extend credit hereunder in the form of Loans in an aggregate principal amount of $75,000,000, the proceeds of which shall be used by the Borrower to, on the Closing Date, (a) fund the Cash Collateral Account (as defined below); and (b) pay fees and expenses incurred in connection with the foregoing;

WHEREAS, the Loan Party Guarantors, by executing this Agreement, have agreed to guarantee the Obligations;

WHEREAS, the Borrower, by executing this Agreement, has agreed to secure its obligations hereunder by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on the Cash Collateral Account and all proceeds therein; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                             Defined Terms.  The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Adjusted LIBO Rate” shall mean for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 12.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means, collectively, the Administrative Agent and the Collateral Agent.

“Agent Parties” is defined in Section 13.02(d).

“Agreement” means this Term Loan, Security and Guaranty Agreement as amended, supplemented, amended and restated or otherwise modified from time to time.

“Applicable Law” means any statute, law (including common law), ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority applicable to and/or binding on a given Person, as the context may require.

“Applicable Lending Office” means the office of a Lender designated as its “Applicable Lending Office” on Schedule I or in an Assignment and Assumption, or such other office of such Lender (or of an Affiliate of such Lender) as may be designated from time to time by written notice from such Lender to the Administrative Agent and the Borrower.

“Applicable Margin” means a rate per annum equal to 4.00%.

“Arranger” means Deutsche Bank Securities, Inc., in its capacity as sole lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 13.08(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” of any Person means the individual or individuals authorized to act on behalf of such Person by the managing member, board of directors, board of managers or similar governing body of such Person as designated from time to time in a certificate of such Person (including the certificate delivered pursuant to Section 5.01(b)(iii)) with specimen signatures of such Persons or, in the case of actions taken by any other officer of such Person in respect of a default, such other officer who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such default.

“Bankruptcy Law” has the meaning set forth in the First Lien Indenture.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” is defined in the preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City or London are authorized or required by law, regulation or executive order to close and any other day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Stock” means:

(a)                                 in the case of a corporation, corporate stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral Account” means a securities account or deposit account of the Borrower (which is, as of the date hereof, the account established with the Securities Intermediary and numbered PORT SB2308.1).

“Cash Collateral Minimum Requirement” means, as of any date of determination, an amount equal to (a) the outstanding principal amount of the Loans plus (b) an amount equal to the aggregate interest amount payable on the next succeeding Quarterly Payment Date (or in the case of a determination date that is a Quarterly Payment Date on the Quarterly Payment Date next succeeding such determination date).

“Cash Equivalents” means any of the following:

(i)                                     United States dollars;

(ii)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than three months from the date of acquisition;

(iii)                               overnight bank deposits, with the Administrative Agent or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better and insured by the Federal Deposit Insurance Corporation; and

(iv)                              money market funds all of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) and (ii) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental

Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall have the meaning specified in the First Lien Indenture.

“Closing Date” means the date (which shall be a Business Day) on which: (a) the conditions set forth in Section 5.01 shall have been satisfied or waived by the Administrative Agent and Required Lenders; and (b) the Loan is made.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in Section 7.01.

“Collateral Agent” is defined in the preamble.

“Commission” shall have the meaning set forth in the First Lien Indenture.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Schedule I or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Closing Date is $75,000,000.

“Communications” is defined in Section 13.02(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an account control agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the securities intermediary or depositary institution maintaining the Cash Collateral Account agrees that the Collateral Agent shall have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts) or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts) and pursuant to which such securities intermediary or depositary institution (as applicable) shall agree to comply solely with the Administrative Agent’s entitlement orders or instructions with respect to the disposition of funds in such account and without the consent of any other Person. The Securities Account Control Agreement is a Control Agreement.

“Corporate Trust Office” means, the office of the Collateral Agent at which at any particular time its corporate trust business shall be principally administered, which office on the date of the execution of this Agreement is specified in Section 13.02, or such other address as the Collateral Agent may designate from time to time by prior written notice to the Loan Parties and the Administrative Agent, or the principal corporate trust office of any successor Collateral Agent (or such other address as such successor Collateral Agent may designate from time to time by notice to the Loan Parties and the Administrative Agent).

“Custodian” has the meaning set forth in the First Lien Indenture.

“Custody Fee Letter” means that certain Trust & Agency Services Proposal for Control Account, dated as of June 5, 2015 between the Securities Intermediary and the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.08(b) (subject to such consents, if any, as may be required under Section 13.08(b)(iii)).

“Ellwood” means Ellwood Pipeline, Inc., a California corporation and a wholly owned Subsidiary of the Borrower.

“Ellwood LLA” means the Ellwood Lease Adjustment to Existing Easterly Boundary of PRC 3424.1, as described in the Borrower’s submission to the SLC on June 30, 2014 (as amended by its subsequent submissions with respect thereto prior to the date of this Agreement).

“Environmental Claims” has the meaning assigned to such term in the Note Purchase Agreement.

“Environmental Laws” means all Applicable Laws, together with all administrative orders, requests, judgments, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authorities, in each case relating to environmental or health and safety matters.

“Environmental Liabilities and Costs” means, all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, arising under any Environmental Law.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” is defined in Section 10.01.

“Exchange Act” shall have the meaning set forth in the First Lien Indenture.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness Document” means, collectively, each of the First Lien Indenture, the Second Lien Indenture and the Existing Notes Indenture (as defined in the Note Purchase Agreement) and each material document and instrument delivered by a Loan Party in connection therewith.

“Existing Term Loan” means that certain Term Loan and Security Agreement, dated as of April 2, 2015, by and among the Borrower, the guarantors party thereto and the financial institutions party thereto as lenders.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Fee Letters” means, collectively, the Structuring Fee Letter and the Custody Fee Letter.

“Filing Statements” means all UCC financing statements (Form UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) required pursuant to the Loan Documents.

“Final Maturity Date” means the earlier of (a) December 11, 2017; and (b) the date on which all monetary Obligations shall become due and payable in full hereunder, whether by acceleration or otherwise.

“First Lien Indenture” means the Indenture dated as of April 2, 2015 by and among the Borrower, the guarantors party thereto and U.S. Bank National Association as the First Lien Trustee and the First Lien Collateral Agent, as in effect on April 2, 2015.

“Fixed Charge Coverage Ratio” has the meaning set forth in the First Lien Indenture.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Funding Guarantor” is defined in Section 11.02.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” is defined in Section 11.01.

“Guaranty” is defined in Section 11.01.

“Hazardous Material” means any substance, material or waste listed, defined, designated or classified under any Environmental Law as hazardous, toxic, radioactive, biohazardous, infectious or dangerous, or otherwise regulated as such or for which liability or standards of care are imposed under any Environmental Law, including petroleum, petroleum by-products and asbestos-containing materials.

“Indebtedness” has the meaning set forth in the First Lien Indenture.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 13.03(b).

“Insolvency Proceeding” means any event or circumstance set forth in Section 10.01(i).

“Interest Period” means each period commencing on (and including) a Quarterly Payment Date (or the Closing Date in the case of the first such period) and ending on (but excluding) the next succeeding Quarterly Payment Date; provided that if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; provided further that the initial Interest Period shall end on September 15, 2015.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E hereto.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period to be the London interbank offered rate administered by ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits in U.S. Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate), or, if the agreed page is replaced or service ceased to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after the consultation with Borrower and the Lenders) for a period equal to such Interest Period (rounded upward, if necessary, to the nearest 1/100 of 1%); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Loan Documents” means this Agreement, the Securities Account Control Agreement, the Note and the Fee Letters.

“Loan Party” means, collectively, the Borrower and each Loan Party Guarantor.

“Loan Party Guarantors” means, collectively, the parties listed on Schedule II hereto and each other Subsidiary of the Borrower that becomes a Loan Party Guarantor in accordance with the provisions of this Agreement, in each case until the Guaranty of such Person has been released in accordance with the provisions of this Agreement.

“Loans” is defined in Section 2.01.

“Make Whole Premium” means, with respect to any prepayment of Loans made prior to the first anniversary of the Closing Date pursuant to Section 3.01(b)(i), or with respect to Loans the principal of which has become or has been declared to be immediately due and payable prior to the first anniversary of the Closing Date pursuant to Section 10.01(i), an amount equal to the present value, as reasonably determined by the Administrative Agent in accordance with accepted financial practice at the date of such prepayment or acceleration, of the product of (i) the principal amount of Loans then being prepaid, multiplied by (ii) an interest rate equal to (x) the Adjusted LIBO Rate for an Interest Period of three months in effect on the second Business Day prior to such prepayment or acceleration plus (y) the Applicable Margin, (iii) multiplied by a fraction, the numerator of which is the number of days remaining until the first anniversary of the Closing Date, and the denominator of which is 365.  The present value shall be calculated based on the Treasury Rate plus 0.50% as of the date of prepayment.

“Margin Stock” has the meaning assigned to such term in the Note Purchase Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and the Loan Party Guarantors, taken as a whole or (b) any event, development or circumstance that has a material adverse effect on (i) the ability of the Loan Parties to perform their respective obligations under any Loan Document, or (ii) the validity, enforceability or priority of the security interests granted in favor of the Secured Parties pursuant to this Agreement granting a security interest in a material portion of the Collateral.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 13.01 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit B hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Note Purchase Agreement” means that certain Note Purchase and Exchange Agreement, dated as of April 2, 2015, among Venoco, Inc., as the issuer and the note purchasers party thereto.

“Obligations” means the unpaid principal of, interest on and fees with respect to (including interest and fees accruing after the maturity of the Loans and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or executed by any Loan Party in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel that are required to be paid by the Borrower pursuant to the Loan Documents) or otherwise.

“OFAC” is defined in Section 6.21.

“Organic Document” means, for any corporation, the certificate or articles of incorporation and the bylaws of such corporation; for any limited liability company, the certificate of formation or organization and the limited liability company agreement, regulations or operating agreement; and for any limited partnership, the certificate of formation or organization and the agreement of limited partnership, in each case, as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” is defined in Section 13.08(d).

“Participant Register” is defined in Section 13.08(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PATRIOT Act Disclosures” means all documentation and other information which is any Agent or any Lender in its reasonable discretion believes is required and requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

“Permitted Liens” has the meaning set forth in the First Lien Indenture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” is defined in Section 13.02(d).

“Prime Rate” means (i) the per annum rate of interest established from time to time and published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the “Prime Lending Rate” to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, the Administrative Agent (at the direction of the Required Lenders) shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate” less (ii) 1.00% per annum. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. New York time of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Lenders in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Quarterly Payment Date” means (i) the fifteenth (15th) day of each March, June, September and December (commencing with September 15, 2015) and (ii) the Final Maturity Date.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” is defined in Section 13.08(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material, into the indoor or outdoor environment including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.

“Requirements of Law” means, as to any Person, any Applicable Law, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Resignation Effective Date” is defined in Section 12.06(a).

“Responsible Officer” has the meaning assigned to such term in the Note Purchase Agreement.

“Restricted Subsidiary” has the meaning set forth in the First Lien Indenture.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, a division of The McGraw-Hill Companies, Inc.

“SEC Filings” means the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and all subsequent filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case filed with the Securities and Exchange Commission.

“Second Lien Indenture” has the meaning assigned to such term in the First Lien Indenture.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Securities Intermediary, and each of their respective successors and permitted transferees and assigns.

“Securities Account Control Agreement” means that certain Account Control Agreement, dated as of June 11, 2015, by and among the Borrower, the Collateral Agent and the Securities Intermediary.

“Securities Intermediary” means Deutsche Bank Trust Company Americas, in its capacity as the securities intermediary under the Securities Account Control Agreement and each of its successors and permitted transferees and assigns.

“Significant Subsidiary” has the meaning set forth in the First Lien Indenture.

“SLC” means the California State Lands Commission.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of debts and liabilities, including, without limitation, contingent liabilities, subordinated or otherwise, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Structuring Fee Letter” means the letter agreement between the Borrower and Deutsche Bank AG, London Branch dated as of June 11, 2015.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.  Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Successor Company” is defined in Section 9.04(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all Obligations have been paid or satisfied in full (other than contingent indemnity obligations not yet due and payable) in cash.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as it may be subsequently codified), and (f) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Loans of such Lender at such time.

“Trade Date” means the date on which an assigning Lender entered into a binding agreement to sell or assign all or a portion of its rights or obligations under this Agreement.

“Treasury Rate” means the yields reported, as of 10:00 a.m. Eastern Standard Time on the second Business Day preceding the applicable prepayment, on the ICUR function of Bloomberg News Service (or such function as may replace the ICUR function of Bloomberg News Service) for actively traded U.S. Treasury securities having a maturity equal to the Final Maturity Date.  If such yields are not reported, the Administrative Agent shall determine such yield by interpolating between the actively traded U.S. Treasury securities having maturities closest to and greater than, and closest to and less than, the Final Maturity Date.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.04(f).

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02                             Certain Principles of Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

Section 1.03                             Accounting Terms.  Unless the context otherwise clearly requires or as otherwise modified in this Agreement, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.  References to “consolidated,” when it precedes any accounting term, means such term as it would apply to the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

Section 1.04                             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

Section 1.05                             Timing of Payment or Performance.  Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and in the case of payments, such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01                             Loan Commitment.  Subject to the terms and the conditions of this Agreement, each Lender severally agrees to make, on the Closing Date, a loan (each a “Loan” and collectively, the “Loans”) to the Borrower in an amount equal to such Lender’s Commitment.

Section 2.02                             Nature of Loans.  The Loan shall be made as a single drawing on the Closing Date upon the satisfaction or waiver of the applicable conditions specified in Article VI.  Amounts repaid or prepaid in respect thereof may not be reborrowed.

Section 2.03                             Lending Office.  The Loans held by each Lender shall be maintained at such Lender’s Applicable Lending Office.

Section 2.04                             Notes.  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a Note evidencing the Loan made by such Lender.  The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of the Borrower.  A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 13.08.

Section 2.05                             Termination of Commitments.  The Commitments shall automatically terminate on the Closing Date after giving effect to the funding of the Loans to be made on the Closing Date.

Section 2.06                             Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it, but excluding the date of payment to the Administrative Agent, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01                             Repayments and Prepayments; Application Repayment.

(a)                                 The Borrower shall repay in full the remaining outstanding amount of Loans on the Final Maturity Date.

(b)                                 Prepayments.  Prepayments of the Loans shall be (or in the case of Section 3.01(b)(i), may be, at the option of the Borrower), made as set forth below:

(i)                                     From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part without premium or penalty (other than as set forth in Section 3.01(c) or Section 4.03), of the outstanding principal amount of the Loans; provided that (A) any prepayment of Loans is to be applied pro rata among the outstanding Loans so prepaid of all Lenders that have made such Loans, (B) all such voluntary prepayments shall require at least one Business Day’s prior written notice to the Administrative Agent before 1:00 p.m. (New York time) in the form of Exhibit C and (C) all such voluntary partial prepayments of any Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 (or such lesser amount as shall permit the repayment in full of such Loan).

(ii)                                  If the Ellwood LLA is denied, rejected or disapproved by the SLC (an “LLA Denial”), the Borrower shall, on or before the 90th calendar day following the Borrower’s receipt of written notice from the SLC of such LLA

Denial, prepay 100% of the outstanding principal amount of the Loans unless the LLA Denial has been overturned before such date by the SLC or a court or other Governmental Authority of competent jurisdiction.

(iii)                               If, on or prior to April 2, 2017, (i) the LLA Approval Date has not yet occurred and (ii) the Initial Purchaser Majority Termination Date has not yet occurred, the Borrower shall no later than 5:00pm on such date, prepay the Loans, together with all accrued and unpaid interest thereon; provided, however, that, subject to Section 3.01(a), to the extent clause (b) of the second proviso in the definition of “Credit Agreement” in the First Lien Indenture is amended, modified or waived in accordance with the terms thereof, and the corresponding provision in the Second Lien Indenture is so amended, modified or waived in accordance with the terms thereof, in each case so as to change the date on which Indebtedness incurred hereunder is permitted to remain outstanding under each of the First Lien Indenture or Second Lien Indenture, as applicable, the Administrative Agent and the Lenders shall be deemed to have so amended, modified and waived the mandatory prepayment set forth in this Section 3.01(b)(iii) solely to the same extent as such amendment, modification or waiver pursuant to the First Lien Indenture and Second Lien Indenture; provided further, that this Section 3.01(b)(iii) shall not be applicable if the Loan Parties’ obligations under each of the First Lien Indenture and the Second Lien Indenture have been discharged in accordance with the terms thereof or the Loan Parties’ obligations under each of the First Lien Indenture and the Second Lien Indenture have been deemed to have been discharged pursuant to Section 8.02 thereof.

(c)                                  Call Protection.  If the date of a prepayment or repayment (other than pursuant to Section 3.01(b)(ii)) occurs on or before the first anniversary of the Closing Date, the Borrower shall pay the applicable Make Whole Premium at the time of such prepayment or repayment in addition to the amounts specified in subsection (d) of this Section.

(d)                                 Each prepayment or repayment of any amounts made pursuant to this Section 3.01 shall be made together with accrued interest on the amount of such Obligations to be prepaid and any amounts required by Section 4.03, without premium or penalty (other than as set forth in Section 3.01(c) or Section 4.03).  Each prepayment or repayment of any amounts made pursuant to this Section 3.01 is to be applied pro rata among the outstanding Loans of all Lenders.

Section 3.02                             Interest Provisions.  The Borrower shall pay interest on the outstanding principal amount of the Loans in accordance with the terms set forth below.

(a)                                 Rates.  The Loans will accrue interest at a rate per annum during each Interest Period applicable thereto, equal to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.

All Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period.

(b)                                 Post-Default Rates.  If the Borrower shall default in the payment of any principal, interest or other Obligation due hereunder or under any other Loan Document or if an Event of Default has occurred and is continuing, the Borrower shall pay interest (after as well as before judgment) on such overdue amounts on demand at a rate per annum equal to the rate of interest that otherwise would be applicable to the Loans plus 2.00% per annum.

(c)                                  Payment Dates.  Interest accrued on each Loan shall be payable, without duplication:

(i)                                     in respect of any Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan, on the principal amount so paid or prepaid; and

(ii)                                  on each Quarterly Payment Date.

Section 3.03                             Securities Intermediary Fees. The Borrower agrees to pay to the Securities Intermediary, for its own account, the fees in the amounts and on the dates set forth in the Custody Fee Letter.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

Section 4.01                             Adjusted LIBO Rate Lending Unlawful.  Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, governmental rules, regulation or guideline or order, or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans based on Adjusted LIBO as contemplated by this Agreement, (i) the Commitment of such Lender hereunder to make or continue such Loans based on Adjusted LIBO, shall forthwith be canceled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loan and (ii) with respect to any such Lender’s Loans then outstanding, shall be converted automatically to Loans based on the Prime Rate on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

Section 4.02                             Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Statutory Reserves reflected in the Adjusted LIBO Rate);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, any participation in any Loan made by it, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.03                             Funding Losses.  If any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan, but excluding loss of anticipated profit) as a result of any Loans not being prepaid in accordance with any notice delivered pursuant to clause (i) of Section 3.01(b) (as a result of a revocation of such notice or as a result of such payment not being made);

then, upon the written notice of such Lender to the Borrower, the Borrower shall, within 30 days of receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Section 4.04                             Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Borrower.  Without duplication for any amount paid to a Governmental Authority or to a Recipient pursuant to Section 4.04(a), the Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, that the Loan Parties shall not be obligated to make payment to any Recipient in respect of penalties, interest and other similar liabilities attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of the Person seeking indemnification as determined by a final and non-appealable judgment of a court of competent jurisdiction.  A certificate as to the amount of such payment or liability (together with a reasonable explanation as to the determination of the Indemnified Tax being claimed) delivered to the Borrower by a

Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.08(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Evidence of Payments.  Upon written request of the Administrative Agent after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.04, such Loan Party shall deliver to the Administrative Agent a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by any Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Administrative Agent Tax Forms.  The Administrative Agent shall deliver to the Borrower on or prior to becoming the Administrative Agent under this Agreement two duly executed copies of (i) if it is a U.S. Person, IRS Form W-9 (or any successor form thereto) or (ii) if it is not a U.S. Person, an applicable IRS Form W-8IMY (or any successor form thereto), as will establish that the Borrower can make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

(h)                                 Tax Treatment.  The parties shall treat for all income Tax purposes the existence of the Make Whole Premium payable under Section 3.01(c) as not affecting the determination of the yield to maturity of the Loans or resulting in the Loans being treated as contingent payment debt instruments under Treasury Regulations Sections 1.1274-4.

(i)                                     Survival.  Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.05                             Payments, Computations, etc.  Unless otherwise expressly provided in a Loan Document, all payments by the Borrower hereunder shall be made by the Borrower to the Administrative Agent.  All payments shall be made in the Dollars without setoff, deduction or counterclaim not later than 11:00 a.m. (New York time) on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day (in the Administrative Agent’s sole discretion) and any applicable interest or fee shall continue to accrue.  The Administrative Agent shall promptly remit in same day funds to each Lender, for account of such Lender’s Applicable Lending Office, its share, if any, of such payments received by the Administrative Agent.  All interest (including interest on Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.

Section 4.06                             Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this clause shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this clause shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 4.07                             Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of a Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01                             Making of Loans on the Closing Date.  The obligations of the Lenders to make the Loans shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section (or waiver thereof by the Required Lenders) on or prior to the Closing Date.

(a)                                 Loan Documents.  This Agreement and each other Loan Document shall be in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and each Lender and shall have been duly executed and delivered by the parties thereto.

(b)                                 Corporate Documents.  The Administrative Agent shall have received from the Borrower the following documents, each certified as indicated below:

(i)                                     a copy of the Organic Documents of each Loan Party together with any amendments thereto, and, to the extent applicable, certified as of a recent date by the Secretary of State of Delaware or such other appropriate governmental official;

(ii)                                  a copy of a certificate as to the good standing (where available) of, and payment of franchise Taxes by, each Loan Party, from the Secretary of State of Delaware or such other equivalent Governmental Authority in the jurisdiction where such Person is organized, and, in the case of the Borrower, a Certificate of Fact issued by the Secretary of State of the State of Texas; and

(iii)                               a certificate of each Loan Party in form and substance reasonably satisfactory to the Administrative Agent dated as of the Closing Date and executed by an Authorized Officer thereof certifying (A) as to the Organic Documents of such Person and that such Organic Documents have not been amended since the date certificated by the Secretary State of Delaware or such other appropriate governmental official; (B) that attached to such certificate is a true, correct and complete copy of resolutions duly adopted by its board of directors or other appropriate authorizing body or Person, authorizing and, ratifying, the execution, delivery and performance of the Loan Documents to which such Person is or is intended to be a party and such other acts and things necessary for the consummation of the transactions contemplated by the Loan Documents to which such Person is or is intended to be a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (C) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Loan Documents to which such Person is or is intended to be a party and each other document delivered by such Person from time to time pursuant to the terms thereof.

(c)                                  Closing Date Certificates.

(i)                                     A certificate from each Loan Party, signed by an Authorized Officer of such Person, certifying that as of the Closing Date and after giving effect to the Loans requested to be made on such date, that the representations and warranties made by such Loan Party are true and correct in all material respects except for representations and warranties that expressly refer to an earlier date, which are true and correct in all material respects as of such earlier date and, in the case of any of the foregoing, other than representations and warranties that are qualified by materiality, which as of the Closing Date or such earlier date, as applicable, are true and correct in all respects.

(ii)                                  A certificate of each Loan Party signed by an Authorized Officer of such Loan Party certifying that as of the Closing Date and after giving effect to the Loans requested to be made on such date and the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing or will have occurred and be continuing.

(d)                                 Fees, Closing Fees, Expenses, etc.  The Lenders, the Securities Intermediary, the Administrative Agent and the Collateral Agent shall have received all fees required to be paid under the Loan Documents, including pursuant to the Structuring Fee Letter, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least one Business Day before the Closing Date.

(e)                                  Financial Information.  The Administrative Agent shall have received: (i) the Borrower’s audited consolidated annual financial statements for the period ended December 31, 2014; and (ii) the Borrower’s unaudited consolidated quarterly financial statements for the period ended March 31, 2015.

(f)                                   Reserved.

(g)                                  Opinions of Counsel. The Administrative Agent shall have received opinions, dated as of the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, covering such matters relating to the Loan Documents which are (x) customary for transactions of the type contemplated by the Loan Documents, or (y) otherwise reasonably requested by the Administrative Agent, from Bracewell & Giuliani LLP, counsel to the Loan Parties.

(h)                                 Security; Filings.  The Collateral Agent shall have received:

(i)                                     each Filing Statement or other document required by the Loan Documents or under law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation (or arrangements satisfactory to the Collateral Agent and the Administrative Agent shall be in place for such filing, registration or recording); and

(ii)                                  the results of a recent lien search of the Borrower in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in the Collateral and such search shall reveal no Liens on any of the Collateral, except for Permitted Liens.

(i)                                     Security Interests. The Administrative Agent and its counsel shall be satisfied that (A) each of the Liens granted pursuant hereto to the Collateral Agent, for the benefit of the Secured Parties in the Collateral (subject to Permitted Liens) is a first-priority perfected security interest, and (B) no Lien exists on any of the Collateral other than the Liens created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents and Permitted Liens.

(j)                                    PATRIOT Act Disclosures.  The Administrative Agent, the Collateral Agent, the Securities Intermediary and each Lender shall have received all PATRIOT Act Disclosures reasonably requested by them prior to execution of this Agreement.

(k)                                 Establishment of Cash Collateral Account.

(i)                                     The Cash Collateral Account shall have been established.

(ii)                                  The Cash Collateral Account shall, concurrently with the funding of the Loans, be fully funded in an amount not less than the Cash Collateral Minimum Requirement.

(l)                                     Existing Term Loan.  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Existing Term Loan, together with all accrued and unpaid interest thereon and all applicable in premium connection therewith, has been paid in full and all commitments relating thereto terminated and all liens on security interests related thereto shall have been terminated or released.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans hereunder, each Loan Party represents and warrants to each Secured Party, as of the Closing Date, as follows:

Section 6.01                             Organization, Existence and Power.  (a) The Borrower and each of the Loan Party Guarantors (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its formation; (ii) has the corporate, limited partnership or limited liability company power and authority to own its Property, carry on its business and to execute, deliver, and perform its obligations hereunder and under the other Loan Documents to which it is a party; and (iii) is duly qualified as a foreign corporation, limited partnership or limited liability company and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) the Borrower and each of the Loan Party Guarantors is in compliance with all Requirements of Law and has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business, except where the failure to do so individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6.02                             Authorization; No Contravention.  The execution, delivery and performance by the Borrower and each of the Loan Party Guarantors of this Agreement and the other Loan Documents to which it is a party and the incurrence of Loans and the creation of Liens hereunder have been duly authorized by all necessary organizational action, and do not and will not: (a) contravene the terms of any of the Borrower’s or any Loan Party Guarantor’s Organic Documents; (b) conflict with or result in any breach, or contravention of, or the creation of any Lien (other than the Liens created hereunder or under the other Loan Documents) under, any document evidencing any Contractual Obligation to which the Borrower or any Loan Party Guarantor is a party, or any order, injunction, writ or decree of any Governmental Authority to which the Borrower, any Loan Party Guarantor or any of their material Property is subject; or (c) violate any Requirement of Law, except in the case of clauses (b) and (c) as would not reasonably be expected to have a Material Adverse Effect.  Each of this Agreement and each other Loan Document to which it is a party has been duly executed and delivered by each Loan Party.

Section 6.03                             Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by the Borrower and each Loan Party Guarantor of any Loan Document to which it is a party, other than (a) filings necessary to obtain and maintain perfection of Liens contemplated hereunder; (b) routine filings related to the Borrower and the Loan Party Guarantors and the operation of their business; and (c) such filings as may be necessary in connection with an exercise of remedies hereunder.

Section 6.04                             Binding Effect. This Agreement and each other Loan Document to which the Borrower or any Loan Party Guarantor is a party constitute the legal, valid and binding obligations of the Borrower and each Loan Party Guarantor party thereto, enforceable against each of them party thereto in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.05                             Litigation.  Except as disclosed in the SEC Filings, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Loan Party Guarantor or any of their respective Properties which (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (ii) if determined adversely to the Borrower or any Loan Party Guarantor, would reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 6.06                             No Default.  No Default or Event of Default exists or would be reasonably expected to result from the execution and delivery by the Borrower and each Loan Party Guarantor of this Agreement or any other Loan Document to which it is a party or from the consummation of the transactions contemplated by this Agreement.

Section 6.07                             Use of Proceeds; Margin Regulations.  The proceeds of the Loan will be not be used for any purpose not permitted hereby or by the other Loan Documents.  Neither the Borrower nor any Loan Party Guarantor is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.08                             Title to Properties.  The Borrower has good and valid title to each item of the Collateral free and clear of any and all Liens (other than Permitted Liens).

Section 6.09                             Taxes.  The Borrower and the Loan Party Guarantors have filed all federal and other material Tax returns and reports required to be filed, and have paid all material Taxes levied or imposed upon them or their Properties or income otherwise due and payable, except for (i) Taxes that are not yet due or delinquent or (ii) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  To the Borrower’s knowledge, (a) there is no proposed Tax assessment against the Borrower and (b) there is no proposed Tax assessment against any Loan Party Guarantor that would, if made, reasonably be expected to have a Material Adverse Effect.

Section 6.10                             Financial Statements and Condition.

(a)                                 The Audited Financial Statements (as defined in the Note Purchase Agreement) and the Unaudited Financial Statements (as defined in the Note Purchase Agreement) (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries, as of the dates thereof and results of operations for the periods covered thereby.

(b)                                 During the period from December 31, 2014 to and including the Closing Date, neither the Borrower nor any Loan Party Guarantor has consummated any “Asset Sale” (as defined in the First Lien Indenture and the Second Lien Indenture), other than as disclosed in the SEC Filings.

Section 6.11                             No Material Adverse Effect.  Except as disclosed in the SEC Filings, since December 31, 2014, there has been no event or circumstance (other than changes in commodity prices) that has or could reasonably be expected to have a Material Adverse Effect.

Section 6.12                             Environmental Matters.  The Borrower and the Loan Party Guarantors conduct in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on their business, operations and Properties (including, without limitation, Oil and Gas Properties (as defined in the First Lien Indenture)), and such Properties (including, without limitation, Oil and Gas Properties) which they are acquiring or planning to acquire and as a result thereof the Borrower has reasonably concluded that, unless specifically disclosed in the SEC Filings, Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.13                             Investment Company Act.  None of the Borrower, any Loan Party Guarantor or any Person controlling the Borrower or any Loan Party Guarantor, is, or after giving effect to the transactions contemplated hereby and the other Loan Documents, will be, an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.14                             Subsidiaries.  As of the Closing Date, (i) the Borrower does not have any Subsidiary or any material Equity Interests in any other Person, in each case other than those disclosed in the SEC Filings and (ii) each Subsidiary of the Borrower (other than Ellwood) has executed this Agreement as a Loan Party Guarantor.

Section 6.15                             Existing Indebtedness.  Other than (i) the indebtedness of the Borrower and the Loan Party Guarantors under the Existing Indebtedness Documents and (ii) the indebtedness hereunder, after giving effect to the transactions contemplated hereby, no Loan Party has any debt for borrowed money or Disqualified Stock (as defined in the First Lien Indenture) outstanding.  Each Existing Indebtedness Document that the Borrower has delivered to the Administrative Agent on or prior to the Closing Date is a true, correct and complete copy of such Existing Indebtedness Document as in effect as of April 2, 2015.

Section 6.16                             Full Disclosure.  None of the representations or warranties made by the Borrower in any Loan Document to which it is a party, as of the date such representations and warranties are made or deemed made, and none of the statements, taken as a whole, contained in (i) any exhibit, report, written statement or certificate furnished by or on behalf of the Borrower in connection with the Loan Documents, as of the date furnished or (ii) any SEC Filing at the time it was filed with the SEC contained or contains any untrue statement of a material fact known to the Borrower or omits any material fact known to the Borrower required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 6.17                             Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, are Solvent, and, upon the consummation of the transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

Section 6.18                             Security Interest.  This Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described herein and proceeds thereof to the extent provided herein.  When financing statements and other filings specified on Schedule 6.24 in appropriate form are filed in the offices specified on Schedule 6.24, this Agreement shall constitute a fully perfected security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof which may be perfected by filing a financing statement, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens existing as of the date hereof).

Section 6.19                             No Default.  None of the Loan Parties (a) is in violation of its respective Organic Documents or (b) is in default in the due performance or observance of any term, agreement, covenant, condition or other obligation contained in any Existing Indebtedness Document, which defaults and violations, in the case of clauses (a) and (b) above, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.20                             Anti-Money Laundering Laws. The operations of each Loan Party is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act of 1970, as amended by the PATRIOT Act, the money laundering statutes of all applicable jurisdictions, including, as applicable, the PATRIOT Act, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Anti-Money Laundering Laws”) and, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan

Party with respect to the Anti-Money Laundering Laws is pending, or to the knowledge of the Borrower, threatened.

Section 6.21                             Office of Foreign Assets Control.  None of the Borrower or any Loan Party Guarantor nor, to the knowledge of the Borrower, any director, officer or Affiliate of the Borrower or any of its Subsidiaries is (a) a Person listed on the Specially Designated Nationals and Blocked Persons List, as published from time to time by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) or (b) currently targeted by any United States economic sanction administered by OFAC.

Section 6.22                             Foreign Corrupt Practices Act of 1977.  None of the Loan Parties, nor any director, officer, agent or employee of any such Person (acting in such capacity) has (i) in order to assist any such Person in improperly obtaining or retaining business for or with any Person, in improperly directing business to any Person, or in securing any improper advantage, either used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (ii) made any unlawful rebate, payoff influence payment, kick back, bribe or other unlawful payment in each case, in violation of (or has otherwise violated or is otherwise in violation of) any provision of the Foreign Corrupt Practices Act of 1977.

ARTICLE VII
SECURITY

Section 7.01                             Grant of Security Interest. The Borrower hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations:

(a)                                 the Cash Collateral Account;

(b)                                 all cash, Cash Equivalents, investments, investment property, securities, security entitlements (as defined in Section 8-102(a)(17) of the UCC) and other Financial Assets (within the meaning of Section 8-102(a)(i) of the UCC) from time to time on deposit in the Cash Collateral Account, including all income, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any Property into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing; and

(c)                                  all proceeds of the foregoing.

Section 7.02                             Borrower Remains Liable.  Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, and (ii) the Borrower shall remain liable under each of the agreements included in the Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral.

Section 7.03                             Remedies.  If an Event of Default has occurred and is continuing, then the Collateral Agent, in addition to any rights now or hereafter existing under Applicable Law may, personally or by agent, at such time or times as the Collateral Agent in its discretion may determine, exercise against the Borrower and the Collateral all of the rights and remedies granted to secured parties under the UCC and any other applicable statute, or otherwise available to the Collateral Agent by contract, at law or in equity (including without limitation sending a “notice of exclusive control” or similar notice under any Control Agreement).  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Collateral Agent deems appropriate.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Controlling Parties shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale, such amount to be apportioned ratably to the Obligations of the Secured Parties in accordance with their pro rata share of such Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  The Borrower agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  the Borrower hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  the Borrower further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Borrower’s premises or elsewhere.  The Collateral Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.  The Collateral Agent shall have no obligation to marshal any of the Collateral.

Section 7.04                             Authorization of Financing Statements.  The Borrower acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Collateral Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement.  The Borrower agrees that such financing statements may describe the collateral in the same manner as described herein.

Section 7.05                             Maintenance of Perfected Security Interest; Further Documentation.  (a)  The Borrower shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 7.01 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 The Borrower shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of the Borrower as the Collateral Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Borrower, the Borrower shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Securities Accounts and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto to the extent required hereunder, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent.

Section 7.06                             Deficiency.  Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

Section 7.07                             Collateral Agent’s Appointment as Attorney-in-Fact, Etc.  (a)  The Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Collateral Agent the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, to do any or all of the following:

(i)                                     pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral;

(ii)                                  execute, in connection with any sale provided for in Section 7.03 or 10.03, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii)                               (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.

Anything in this Section 7.07 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.07(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Termination Date.

Section 7.08                             Lien Absolute; Waivers.  All rights of the Collateral Agent hereunder, and all obligations of the Borrower hereunder, shall be absolute and unconditional irrespective of, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to, in each case, each of the following (whether or not the Borrower has knowledge thereof):

(b)                                 the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(c)                                  any renewal, extension or acceleration of, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(d)                                 any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations;

(e)                                  any change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and any corresponding restructuring of the Obligations;

(f)                                   any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Obligations or any subordination of the Obligations to any other obligations;

(g)                                  the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Obligations or any other impairment of such collateral;

(h)                                 any exercise of remedies with respect to any security for the Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Obligations) at such time and in such order and in such manner as the Collateral Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that the Borrower would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, the Borrower hereby expressly waives any and all benefits which might otherwise be available to the Borrower under applicable law, and

(i)                                     any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of the Borrower as an obligor in respect of the Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, whether in an Insolvency Proceeding or in any other instance.

The Borrower waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower with respect to the Obligations, except as otherwise provided for herein.  Except for notices provided for herein, the Borrower hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any collateral securing the Obligations, including, without limitation, the Collateral.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Borrower, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Secured Party against the Borrower.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

ARTICLE VIII

COVENANTS

The provisions set forth in the First Lien Indenture, corresponding to Sections 3.3 through 3.8, 3.10 through 3.12, 3.14 and 3.15, and the capitalized terms used therein and defined in Section 1.1 thereof are incorporated herein by reference as if fully set forth herein and shall be interpreted and construed and applied in accordance with the following:

Section 8.01                             Incorporation by Reference.  Provisions herein that incorporate by reference terms and provisions of the First Lien Indenture adopt such terms and/or provisions as if fully set forth herein and such incorporation by reference shall govern and remain in effect until the Termination Date, regardless of whether the First Lien Indenture remains in effect and shall survive termination of the obligations under the First Lien Indenture and the repayment, satisfaction and discharge of the obligations thereunder.

Section 8.02                             Certain Defined Terms.  References to the following defined terms in the First Lien Indenture shall be deemed to be references to the following:

(a)                                 References to the term “Company” shall be deemed to be references to the term “Borrower” as defined herein;

(b)                                 References to the term “Subsidiary Guarantee” shall be deemed to be references to the term “Guaranty” as defined herein (other than the reference to “Subsidiary Guarantee” in Section 3.7(a)(iii)(A) of the First Lien Indenture); and

(c)                                  References to the term “Credit Agreement” shall mean this Agreement (other than the reference to “Credit Agreement” in Section 3.6(b)(i) of the First Lien Indenture).

(d)                                 References to the term “Default” and “Event of Default” shall be deemed to be references to the term “Default” and “Event of Default”, respectively, as defined herein.

Section 8.03                             Cross-references; Capitalized Terms.

(a)                                 All references to Articles, Sections, Exhibits and Schedules therein shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to the First Lien Indenture.

(b)                                 Except as otherwise provided in this Article 8, capitalized terms used in those provisions of the First Lien Indenture that are incorporated herein and defined in Section 1.1 of the First Lien Indenture are incorporated herein by reference as if fully set forth herein.

Section 8.04                             Conforming Changes.

(a)                                 In Section 3.4(a)(iii), references to “subordinated to the Notes or the Subsidiary Guarantees” shall be deemed be to be replaced with reference to “subordinated to the Loans or the Guaranties”.

(b)                                 In Section 3.6(b)(ii) the words “and this Agreement and the other Loan Documents” shall be deemed to be added to the end thereof.

(c)                                  In Section 3.10, (i) references to a “supplemental indenture substantially in the form of Exhibit B hereto” shall be deemed replaced with reference to “the Joinder

Agreement” as defined herein and (ii) the reference to “a Guarantor” shall be deemed replaced with reference to “a Loan Party Guarantor”.

(d)                                 In the first sentence of the second paragraph of Section 3.13, references to “Notes” shall be deemed replaced with references to “Loans”.

(e)                                  In Section 3.15, references to “obligations under the Notes or this Indenture” shall be deemed replaced with references to the “Obligations” as defined herein.

(f)                                   In Section 3.8 and 3.10, references to the “Trustee” shall be deemed replaced with references to the “Administrative Agent” as defined herein.

Section 8.05                             Ride-Along Consent.  To the extent any defined terms or the provisions of any of Sections 3.4(a)(iv), 3.4(b), 3.6, 3.7(b) through (i), 3.8(a)(ii), 3.12, 3.15 or 3.16 of the First Lien Indenture incorporated by reference herein are amended, modified or waived in accordance with the terms thereof, and the corresponding provision of the Second Lien Indenture is so amended, modified or waived in accordance with the terms thereof, the Administrative Agent and the Lenders shall be deemed to have so amended, modified and waived the corresponding provision incorporated herein; provided that an amount proportionate (having regard for the principal amount of obligations held by the applicable creditor) to the amount of any payment, fee or other amount paid to any creditor under the First Lien Indenture with respect to any such amendment, modification or waiver shall be paid to the Administrative Agent (for the benefit of the Lenders), and provided further that no such deemed amendment, modification or waiver shall impose additional duties or obligations on Administrative Agent, the Collateral Agent or any Lender or directly or indirectly effect any matter requiring consent pursuant to Sections 13.01(a) through (k).  Except as expressly provided in the foregoing sentence of this Section 8.05, no amendment, modification, waiver, or supplement to the First Lien Indenture provisions, as incorporated by reference herein, shall be given effect or be binding upon the Administrative Agent, the Collateral Agent or any Lender.

ARTICLE IX

AFFIRMATIVE COVENANTS

Section 9.01                             Payment of Loans. The Borrower shall promptly pay the principal of, premium, if any, on, and interest on, the Loans and all other amounts payable hereunder on the dates and in the manner provided in the Notes and in this Agreement.

Section 9.02                             Cash Collateral Account.

(a)                                 The Borrower shall maintain at all times a Cash Collateral Account subject to a Control Agreement. The Cash Collateral Account shall be funded in cash and Cash Equivalents at all times with a value equal to or greater than the Cash Collateral Minimum Requirement at such time.  If, as soon after 12:00 p.m. on any Business Day as such value can be determined (but in any event no later than 5:00 p.m. on such Business Day), the Cash Collateral Account contains Cash Equivalents with a value of less than the Cash Collateral Minimum Requirement, then no later than 5:00 p.m. on the immediately succeeding Business Day, the Borrower shall deposit additional funds in the Cash Collateral Account in an amount sufficient to cause the Cash Equivalents in such account to have a value equal to or greater than such Cash Collateral Minimum Requirement.

(b)                                 Upon, or in order to satisfy the amount of, any prepayment or repayment of the Loans the Borrower shall be permitted to direct the Securities Intermediary to transfer Collateral from the Cash Collateral Account to an account of the Administrative Agent in an amount up to such prepayment; provided, that after such withdrawal, the aggregate value of Cash Equivalents held in the Cash Collateral Account shall be greater than or equal to the Cash Collateral Minimum Requirement, as calculated after giving effect of such prepayment of the Loan.

Section 9.03                             Reports.

(a)                                 The Borrower will furnish to the Administrative Agent, for delivery to the Lenders, on the date the same is required under the First Lien Indenture (as the same may be amended or otherwise modified in accordance with the terms thereof, but without regard to any termination of the First Lien Indenture or such requirement) to be delivered to the Trustee (as defined in the First Lien Indenture):

(i)                                     all quarterly and annual financial and other information with respect to the Borrower and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and

(ii)                                  all current reports that would be required to be filed with the Commission on Form 8-K if the Borrower were required to file such reports; provided, however, that if the Borrower ceases to be subject to the reporting requirements under Section 13(a) or 15(d) of the Exchange Act such information and reports may exclude any certifications, reports or other information required to be a part of, or filed with, such reports pursuant to the provisions of the Sarbanes Oxley Act of 2002 or the rules and regulations of the Commission thereunder.

(b) The Borrower will notify the Administrative Agent (who shall then notify the Lenders) about any conference call required to be held pursuant to Section 3.2(b) of the First Lien Indenture (as the foregoing may be amended or otherwise modified in accordance with the terms thereof, and giving regard to any termination of the First Lien Indenture or such obligation thereunder) and the call-in information for such call (which notification obligation may be satisfied by filing a current report on Form 8-K with the Commission or any other method of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of such information to the public).

(c) If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(d) In addition, the Borrower and the Loan Party Guarantors shall, for so long as any Loans remain outstanding, furnish to the Administrative Agent any information delivered to the Holders (as defined in the First Lien Indenture) pursuant to Section 3.02(d) of the First Lien Indenture (but without regard to any termination of the First Lien Indenture or such requirement).

(e) The Borrower shall, in the manner contemplated for information required by Section 9.03(a), furnish to the Administrative Agent (for distribution to the Lenders), (i) within the time period required for delivery of the annual financial information specified in clause (i) of Section 9.03(a) for each year beginning with 2015, a Reserve Report (as defined in the First Lien Indenture, and as such term may be amended or otherwise modified in accordance with the terms thereof) as of December 31 of such year, prepared or audited by an Independent Engineer (as defined in the First Lien Indenture, and as such term may be amended or otherwise modified in accordance with the terms thereof) and (ii) on or before October 1 of each year, a Reserve Report as of June 30 of such year, prepared or audited by an Independent Engineer.  Any Reserve Report required by this Section 9.03(e) may be a summary Reserve Report, provided that such summary Reserve Report contains at least the information set forth in the definition of “Reserve Report” in the First Lien Indenture (as such term may be amended or otherwise modified in accordance with the terms thereof) and otherwise complies with the requirements of this Section 9.03(e).

The availability of any of the foregoing information or reports described in this Section 9.03 on the Commission’s website shall be deemed to satisfy the foregoing delivery requirements.

Section 9.04                             Consolidations and Mergers; Asset Sales.

The Borrower may not, directly or indirectly:  (i) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person) or continue in another jurisdiction; or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower, in one or more related transactions, to another Person, unless:

(a)                              either:  (i) the Borrower is the surviving Person; or (ii) the Person (the “Successor Company”) formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall promptly thereafter become a co-borrower of the Loans pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent;

(b)                              the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Borrower under the Loan Documents pursuant to an assumption agreement and other agreements in form and substance reasonably satisfactory to the Administrative Agent;

(c)                               immediately after such transaction no Default or Event of Default exists;

(d)                              either:

(i)                                     the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.3(a) of the First Lien Indenture as incorporated by reference herein; or

(ii)                                  immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Borrower immediately before such transactions;

(e)                               the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such consolidation, merger or disposition and such assumption agreement (if any) comply with this Agreement; and

(f)                                the Collateral owned by or transferred to the Successor Company shall: (i) continue to constitute Collateral under this Agreement, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (iii) not be subject to any Lien other than Permitted Liens.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Borrower.

Notwithstanding the preceding clauses (c) and (d) of this Section 9.04, (x) any Restricted Subsidiary of the Borrower may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or any Loan Party Guarantor, and (y) the Borrower may merge with an Affiliate (as defined in the First Lien Indenture) solely for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction to realize tax or other benefits.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents, but, in the case of a lease of all or substantially all its assets, the Borrower will not be released from the obligation to pay the principal of, premium, if any, on and interest on the Loans.

Section 9.05                             Notices.  Promptly notify the Lender:

(a)                                 of the occurrence of any Default or Event of Default; and

(b)                                 of any matter that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice pursuant to Section 9.05(a) shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each such notice shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 9.06                             Compliance with Laws.  Each Loan Party shall, and shall cause its Subsidiaries to, comply in all material respects with all Applicable Laws (including all Environmental Laws and the rules and regulations thereunder) and pay (before any Lien except a Permitted Lien arises with respect thereto) all Taxes imposed upon each Loan Party and their respective Subsidiaries, or upon their property (except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP, have been established on the books of such Loan Party) except for non-compliance, the result of which could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, take reasonable and necessary measures to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of Terrorism Laws and shall comply with all Terrorism Laws with respect thereto.

Section 9.07                             Margin Stock.  No part of the proceeds of any Loans shall be used (a) for “buying” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower shall furnish to the Administrative Agent (for such Lender, if applicable) a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 9.08                             Changes in Locations, Names, Jurisdiction of Incorporation. Except upon 10 days’ prior written notice to the Administrative Agent (or such lesser period to which the Administrative Agent may agree in writing), the Borrower shall not (a) change its type of organization or jurisdiction of organization or (b) change its name.  Promptly following such notice to the Administrative Agent, the Borrower shall deliver to the Collateral Agent all executed documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for or required herein or in any other Loan Document.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01                      Events of Default.  Each of the following events or occurrences described in this Article shall constitute an “Event of Default”:

(a)                                 Non-Payment of Obligations.  The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof.  The Borrower shall fail to pay any interest on any Loan payable hereunder or under any other Loan Document within three Business Days after any such interest becomes due in accordance with the terms hereof or thereof.  The Borrower shall fail to pay any other amount, cost, charge or other sum due under this Agreement or any other Loan Document within five days after the date that such sum is due.

(b)                                 Breach of Representation or Warranty.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made.

(c)                                  Non-Performance of Certain Covenants and Obligations.  The failure by a Loan Party to perform or observe any of its covenants or obligations under (i) Section 3.7 of the First Lien Indenture, as incorporated herein pursuant to Article VIII, (ii) Section 9.02, and such failure continues unremedied for three Business Days, (iii) Section 9.04 or 9.08 or (iv) Sections 3.3 or 3.4 of the First Lien Indenture, as incorporated herein pursuant to Article VIII, and such failure continues unremedied for 30 days.

(d)                                 Non-Performance of Other Covenants and Obligations. The failure by any Loan Party to perform or observe any of its other covenants or obligations in the Loan Documents to which it is a party other than such failures described in clauses (a), (b) and (c) above (including any such obligation incorporated by reference) and such failure shall continue uncured for 60 or more days after notice thereof from any Lender or Administrative Agent to the Borrower.

(e)                                  Default on Other Indebtedness.  A default or event of default shall occur under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Loan Party whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, if that default:

(i)                                     is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(ii)                                  results in the acceleration of such Indebtedness prior to its Stated Maturity (as defined in the First Lien Indenture), and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20,000,000 or more.

(f)                                   Judgments.  Failure by the Borrower or any of its Subsidiaries to pay final judgments aggregating in excess of $20,000,000 (net of any amounts with respect to which a reputable creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment).

(g)                                  Reserved.

(h)                                 Impairment of Security, Loan Documents etc.  Any Loan Document (other than expressly in accordance with the provisions hereof or thereof) ceases to be in full force and effect or any security interest in the Collateral purported to be created hereby shall cease to be a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, or any Loan Party shall contest in any such matter such validity, perfection or priority or repudiate, disavow or take legal action to challenge the effectiveness or enforceability of any Loan Document or any such Loan Document shall be declared void by a Governmental Authority.

(i)                                     Bankruptcy, Insolvency, etc.  (i) The Borrower or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)                               commences a voluntary case or proceeding;

(B)                               consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding;

(C)                               consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)                               makes a general assignment for the benefit of its creditors; or

(E)                                consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

or takes any comparable action under any foreign laws relating to insolvency; or

(ii)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against the Borrower or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

(B)                               appoints a Custodian of the Borrower or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for any substantial part of its Property; or

(C)                               orders the winding up or liquidation of the Borrower or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries) would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(iii)                               an involuntary case shall be commenced against the Borrower or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary under any Bankruptcy Law now or hereafter in effect, and shall continue for 30 days without having been dismissed or discharged.

(j)                                    A Change of Control shall have occurred.

Section 10.02                      Action if Bankruptcy.  If any Event of Default described in Section 10.01(i) with respect to a Loan Party shall occur, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon and, if applicable, the Make Whole Premium) and all other Obligations owing under this Agreement and the other Loan Documents shall immediately become due and payable, without notice or demand to any Person.

Section 10.03                      Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 10.01(i)) shall occur and be continuing for any reason, whether voluntary or involuntary, any or all of the following actions may be taken, in addition to the exercise of all other rights and remedies available to the Administrative Agent, the Collateral Agent and the other Secured Parties under the Loan Documents or under Applicable Law or in equity:  (a) the Administrative Agent, upon the request of the Required Lenders, shall, by notice to the Loan Parties declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (b) the Administrative Agent, upon the request of the Required Lenders, shall, by notice to the Loan Parties, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (c) the Administrative Agent may apply, set off or execute upon any amounts on deposit in any account of the Borrower or any proceeds (or direct any applicable deposit account bank or securities intermediary and/or the Collateral Agent and/or the Securities Intermediary to do the same), or any other moneys of the Borrower on deposit with the Administrative Agent or any other Lender in the manner provided in the Uniform Commercial Code and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral; (d) the Administrative Agent may apply all amounts on deposit in the Cash Collateral Account to the Obligations in any order it shall select in its sole discretion and (e) exercise on behalf of itself, the Lenders and the other Secured Parties, all rights and remedies available to it, the Lenders and the other Secured Parties under the Loan Documents, Applicable Law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Loan Parties.

ARTICLE XI

GUARANTY

Section 11.01                      Guaranty of the Obligations.  The Loan Party Guarantors jointly and severally hereby irrevocably and unconditionally guaranty (the “Guaranty”) to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 11.02                      Contribution by Loan Party Guarantors.  In order to provide for just and equitable contribution among the Loan Party Guarantors, the Loan Party Guarantors agree that in the event any payment or distribution is made by any Loan Party Guarantor (a “Funding Guarantor”) under its Guaranty, such Funding Guarantor will be entitled to a contribution from each other Loan Party Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets (as defined in the First Lien Indenture) of each Loan Party Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Borrower’s obligations with respect to the Loans or any other Loan Party Guarantor’s obligations with respect to its Subsidiary Guarantee.

Section 11.03                      Payment by Loan Party Guarantors.  The Loan Party Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Loan Party Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Loan Party Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to beneficiaries as aforesaid.

Section 11.04                      Liability of Loan Party Guarantors Absolute.  Each Loan Party Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the occurrence of the Termination Date and release of such Loan Party Guarantor as expressly provided herein.  In furtherance of the foregoing and without limiting the generality thereof, each Loan Party Guarantor agrees as follows:

(a)                                 the Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Loan Party Guarantor and not merely a contract of surety;

(b)                                 Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)                                  the obligations of each Loan Party Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Loan Party Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Loan Party Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d)                                 payment by any Loan Party Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Loan Party Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Loan Party Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Loan Party Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Loan Party Guarantor, limit, affect, modify or abridge any other Loan Party Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  the Secured Parties, without notice or demand to any Loan Party Guarantor and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Loan Party Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Loan Party Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party Guarantor against any other Secured Party and (vi) exercise any other rights available to it under the Loan Documents; and

(f)                                   this Guaranty and the obligations of the Loan Party Guarantors under this Article XI shall be valid and enforceable and, except as expressly provided herein, shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the occurrence of the Termination Date), including the occurrence of any of the following, whether or not any Loan Party Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Loan Party Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 11.05                      Waivers by Loan Party Guarantors.  Each Loan Party Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Loan Party Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Loan Party Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any account or credit on the books of any Secured Party in favor of any Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Loan Party Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Loan Party Guarantor from any cause other than the occurrence of the Termination Date or as otherwise expressly provided herein; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Loan Party Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Loan Party Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 11.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 11.06                      Loan Party Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Termination Date, each Loan Party Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Loan Party Guarantor now has or may hereafter have against the Borrower or any other Loan Party Guarantor or any of its assets in connection with the Guaranty or the performance by such Loan Party Guarantor of its obligations under this Article XI, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Loan Party Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  Each Loan Party Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Loan Party Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Loan Party Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor.  If any amount shall be paid to any Loan Party Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 11.07                      Subordination of Other Obligations.  Any Indebtedness of any Loan Party now or hereafter held by any Loan Party Guarantor (the “Obligee Loan Party Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Loan Party Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Loan Party Guarantor under any other provision hereof.

Section 11.08                      Continuing Guaranty.  The Guaranty is a continuing guaranty and shall remain in effect until the Termination Date except as otherwise expressly provided herein.  Each Loan Party Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 11.09                      Authority of the Loan Party Guarantors or the Borrower.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Loan Party

Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 11.10                      Financial Condition of the Borrower.  Any extension of credit may be made to the Borrower or continued from time to time without notice to or authorization from any Loan Party Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation.  No Secured Party shall have any obligation to disclose or discuss with any Loan Party Guarantor its assessment, or any Loan Party Guarantor’s assessment, of the financial condition of the Borrower.  Each Loan Party Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Loan Party Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Loan Party Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

Section 11.11                      Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Loan Party Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Loan Party Guarantor.  The obligations of Loan Party Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Loan Party Guarantor or by any defense which the Borrower or any other Loan Party Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding;

(b)                                 Each Loan Party Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Loan Party Guarantors and the Secured Parties that the Guaranteed Obligations which are guaranteed by Loan Party Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  The Loan Party Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced; and

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Loan Party Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 11.12                      Limitation on Liability; Release of Loan Party Guarantors.

(a)                              The obligations of each Loan Party Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Loan Party Guarantor (including, but not limited to, Senior Debt (as defined in the First Lien Indenture) of a Loan Party Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Loan Party Guarantor in respect of the obligations of such other Loan Party Guarantor under its Guaranty or pursuant to its contribution obligations under this Agreement, result in the obligations of such Loan Party Guarantor under its Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b)                              The Guaranty of a Loan Party Guarantor will be deemed released and the Loan Party Guarantor will be relieved of its obligations under this Agreement automatically and without any further action required on the part of the Borrower, such Loan Party Guarantor or any Secured Party when such Loan Party Guarantor is released from its Subsidiary Guarantee under, and as defined in, the First Lien Indenture and the Second Lien Indenture.

ARTICLE XII
AGENCY

Section 12.01                      Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each of the Lenders hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than Section 12.06) are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to, and shall not, connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to, and shall, create or reflect only an administrative relationship between contracting parties.  Without limiting the generality of the foregoing, each Agent is hereby expressly authorized to: (a) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents; and (b) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 12.02                      Rights as a Lender.  In the event the Person serving as an Agent hereunder is or becomes a Lender hereunder, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, a Loan Party, any Subsidiary, or other Affiliate thereof as if such Person were not such Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.03                      Exculpatory Provisions.

(a)                                 Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing:

(i)                                     neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)                               neither Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and nor shall it be liable for the failure to disclose, any information relating to a Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(b)                                 Neither Agent shall be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 4.07, 7.03, 7.04, 7.07, 10.02, 10.03 and 13.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by a Loan Party or a Lender.

(c)                                  Neither Agent shall be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, the conditions set forth in any Loan Document or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 12.04                      Reliance by Agent.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05                      Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article XII shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as Agent.  Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.06                      Resignation of Agent.

(a)                                 Either Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless (i) an Event of Default has occurred and is continuing or (ii) such successor Agent is an Affiliate of the resigning Agent.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such Agent’s resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 With effect from the Resignation Effective Date: (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed); and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XII and Section 13.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 12.07                      Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.08                      No Other Duties, etc.  Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender.

Section 12.09                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to a Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.03 and 13.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.03 and 13.03.

Section 12.10                      Withholding Taxes.  To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any all expenses incurred.

Section 12.11                      Collateral and Guaranty Matters.

(a)                                 The Secured Parties irrevocably authorize the Collateral Agent:

(i)                                     to enter into the Securities Account Control Agreement on behalf of, and for the benefit of, the Secured Parties;

(ii)                                  to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document: (x) upon the Termination Date; (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents; or (z) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders; and

(iii)                               to release any Loan Party from its obligations under the Guaranty as contemplated in Section 11.12.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party Guarantor from its obligations under the Guaranty, respectively, pursuant to this Section 12.11.

(b)                                 Neither Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall either Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.01                      Waivers, Amendments, etc.  The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a)                                 modify this Section without the consent of all Lenders;

(b)                                 increase the aggregate amount of the Loans required to be made by a Lender pursuant to its Commitments or reduce any fees described in Article III payable to any Lender in respect of such Lender’s Loans without the consent of such Lender;

(c)                                  extend any scheduled date of payment of principal for any Lender’s Loan, or reduce the principal amount of, rate of interest, premium or fees on any Loan or extend the scheduled date on which interest, premium or fees are payable in respect of such Loan, without the consent of the Lender which has made such Loan;

(d)                                 change the currency of payment of any principal, interest, premium or fees, in respect of the Loans, without the consent of all Lenders;

(e)                                  reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(f)                                   (i) except as provided in Section 12.11(a), release the Guaranty or all or substantially all of the Collateral or any other guaranty under the Loan Documents without the consent of all Lenders or (ii) release a material portion of the Collateral under the Loan Documents without the consent of Lenders having Total Credit Exposures representing at least 75% of the Total Credit Exposures of all Lenders;

(g)                                  affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as such) unless consented to by the Administrative Agent;

(h)                                 affect adversely the interests, rights or obligations of the Collateral Agent (in its capacity as such) unless consented to by the Collateral Agent (at the direction of the Administrative Agent);

(i)                                     amend, modify or waive the provisions of Section 3.01(c) or the sharing provisions of Section 4.06 without the consent of all Lenders;

(j)                                    affect adversely the ability of any Lender to assign any of its rights and obligations under this Agreement without the consent of such Lender; or

(k)                                 modify the definition of “Interest Period” to permit Interest Periods in excess of three months without the consent of each Lender directly affected thereby.

Notwithstanding the foregoing, no consent of any Person shall be required for amendments, modifications or waivers of any provision of Article VIII that the Administrative Agent and the Lenders shall be deemed to have so amended, modified or waived pursuant to Section 8.05.

No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on a Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Administrative Agent, the Collateral Agent or any Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 13.02                      Notices; Effectiveness; Electronic Communication; Time.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Administrative Agent:	Deutsche Bank AG New York Branch 60 Wall Street, 3rd floor New York, NY, USA 10005 Attention of Anthony Campo Telephone No.: (212) 250-2626 E-mail: gpfny@list.db.com

If to the Borrower:	Venoco, Inc. 370 17th Street Suite 3900 Denver, CO 80202 Attention: General Counsel

If to the Collateral Agent:	Deutsche Bank AG New York Branch 60 Wall Street, 3rd floor New York, NY, USA 10005 Attention of Anthony Campo Telephone No.: (212) 250-2626 E-mail: gpfny@list.db.com

If to Lender (including an electronic copy to each of the identified email addresses):

Deutsche Bank AG, London Branch

c/o Deutsche Bank AG New York Branch

60 Wall Street, 3rd floor

New York, NY, USA 10005

Attention of Anthony Campo

Telephone No.: (212) 250-2626

E-mail: gpfny@list.db.com

If to a Loan Party Guarantor:	To the address set forth next to its name on Schedule II

Other than with respect to the Collateral Agent, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  With respect to the Collateral Agent, if a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it shall be deemed to have been given upon actual receipt by the Collateral Agent at its Corporate Trust Office.  Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Change of Address, etc.  Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to a Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of a Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e)                                  Time.  Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York, New York time.

Section 13.03                      Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, and their Affiliates (including the reasonable documented fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii)  all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable documented fees, charges and disbursements of any counsel for the Administrative Agent, Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify each of the Administrative Agent, the Collateral Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liabilities and Costs related in any way to a Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any representation or warranty of any Loan Party hereunder or in any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Loan Party against an Indemnitee that has resulted from such Indemnitee acting in bad faith hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent or the Collateral Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent or the Collateral Agent, as applicable, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 13.04                      Survival.  The obligations of the Borrower under Sections 4.02, 4.03, 4.04 and 13.03, the obligations of the Lenders under Sections 12.01, 13.12 and 13.13, and the obligations of the Loan Party Guarantors under Article XI, shall in each case survive any assignment from one Lender to another (in the case of Section 13.03) and the occurrence of the Termination Date or the resignation or removal of the Administrative Agent.  The representations and warranties made by each Loan Party in each Loan Document to which it is a party shall survive the execution and delivery of such Loan Document; provided that the foregoing shall not be construed to mean any representation or warranty set forth herein shall be deemed made as of any date later than the date of this Agreement (or such other date as to which any such representation explicitly relates).  Notwithstanding anything herein to the contrary, all of the terms of this Agreement, and all of right and obligations of the parties hereunder, shall survive until the Termination Date.

Section 13.05                      Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.06                      Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 13.07                      Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.08                      Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in clause (b)(ii)A of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(ii)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within twenty (20) Business Days after having received a written request from the Administrative Agent or applicable Lender to consent to such assignment) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender or an Affiliate of a Lender or (z) upon a merger or consolidation of the Borrower with or into another Person if the Borrower is not the surviving Person or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Borrower’s assets to another Person, in one or more related transactions not otherwise prohibited under this Agreement, the assigning Lender is subject to regulatory, legal or policy limitations with respect to such Successor Company, which such assigning Lender (in its sole discretion) determines cannot be avoided using commercially reasonable measures and requires it to assign its rights and obligations under this Agreement; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments other than assignments to a Lender or an Affiliate of a Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together in each case with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Related Persons.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement

(and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections Section 4.02, 4.04 and 13.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, administrative information with respect to such Eligible Assignee (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(v) above, if applicable, and the written consent of the Administrative Agent to such assignment and all applicable Tax forms required under Section 4.04(f), the Administrative Agent shall promptly record each assignment made in accordance with this Section in the Register.  No assignment shall be effective unless it has been recorded in the Register provided in this clause (c).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed, provided that the Borrower shall be deemed to have consented to any such participation unless it shall object thereto by written notice to the Administrative Agent within twenty (20) Business Days after having received a written request from the Administrative Agent or applicable Lender to consent to such participation) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such participation, (y) such participation is to a Lender or an Affiliate of a Lender or (z) upon a merger or consolidation of the

Borrower with or into another Person if the Borrower is not the surviving Person or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Borrower’s assets to another Person, in one or more related transactions not otherwise prohibited under this Agreement, the participating Lender is subject to regulatory, legal or policy limitations with respect to such Successor Company, which such participating Lender (in its sole discretion) determines cannot be avoided using commercially reasonable measures and requires it to participate its rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the reimbursement obligations under Section 13.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring the consent of all Lenders, as set forth in Section 13.01, that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.02, 4.03, and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.08 (including the documentation required under Section 4.04(f), which shall be delivered to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.06 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other rights or obligations under the Loan Documents (each such register, a “Participant Register”).  The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.02 and 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.09                      Other Transactions.  Nothing contained herein shall preclude the Administrative Agent, the Collateral Agent, the Arranger or any Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with a Loan Party or any of its Affiliates in which the Loan Party or such Affiliate is not restricted hereby from engaging with any other Person.

Section 13.10                      Independence of Covenants and Default Provisions.  All covenants and default provisions contained in this Agreement or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless expressly so provided in such first covenant or default provision, avoid the occurrence of a Default if such action is taken or such condition exists.

Section 13.11                      Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York).

(b)                                 Jurisdiction.  Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than a state or U.S. federal court sitting in The City of New York, and any appellate court thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or their properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 13.12                      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.13                      PATRIOT Act.

(a)                                 Each Lender that is subject to the PATRIOT Act, the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

(b)                                 Each Lender or assignee or Participant of a Lender that is not incorporated under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the PATRIOT Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the PATRIOT Act and the applicable regulations thereunder:  (i) within ten (10) days after the Closing Date or, if later, the date such Lender, assignee or Participant of a Lender becomes a Lender, assignee or Participant of a Lender hereunder and (ii) at such other times as are required under the PATRIOT Act.

Section 13.14                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges their applicable Affiliates’ understanding, that (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger is and has been acting solely as a principal and is not the agent or fiduciary for the Loan Parties or any of their Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

[Signature pages to follow]